SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

DALEEN TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

 ☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2003

Dear Daleen Stockholders,

      You are cordially invited to attend the Annual Meeting of Stockholders of Daleen Technologies, Inc. (the “Company”) to be held on Tuesday, June 10, 2003. The meeting will begin promptly at 10:00 a.m. local time, at the Company’s headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      At this meeting, you will be asked to vote upon a proposal to elect three nominees to serve as directors of the Company for a three year term until the annual meeting of stockholders in 2006 (Proposal 1).

      The notice of the meeting and proxy statement on the following pages contain information on the formal business of the meeting. We urge you to read the entire proxy statement carefully.

      Your Board of Directors has appointed a nominating committee and the committee has evaluated and recommended certain individuals for membership on the Company’s Board of Directors. Your Board of Directors has approved the committee’s recommendation and has nominated these individuals for election as directors. The Board of Directors recommends that you vote FOR the proposal set forth in the attached proxy statement.

      Whether or not you expect to attend the meeting, please complete, sign, date and promptly return your proxy in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting, you will have the opportunity to revoke your proxy and vote in person.

      The continuing interest of our stockholders in the business of the Company is gratefully appreciated. We hope you will attend the meeting.

Sincerely,

GORDON QUICK
President and Chief Executive Officer

EXECUTIVE OFFICES: 902 CLINT MOORE ROAD, SUITE 230, BOCA RATON, FL 33487

PHONE: (561) 999-8000 FACSIMILE: (561) 999-8080 HTTP://WWW.DALEEN.COM

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INFORMATION REGARDING OUR INDEPENDENT ACCOUNTANTS
OTHER MATTERS

DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 999-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2003

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Daleen Technologies, Inc. (the “Company”) will be held at the Company’s headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, at 10:00 a.m. local time, on June 10, 2003, for the following purposes:

1. To elect three nominees to serve as directors of the Company for a three year term until the annual meeting of stockholders in 2006;

2. To act upon such other business as may properly come before the Annual Meeting or at any adjournment thereof.

      The Board of Directors has fixed the close of business on April 18, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, and at the time and place of the meeting during the whole time of the meeting.

      In order to assure a quorum, it is important that stockholders fill in, sign, date and return the enclosed proxy in the accompanying envelope.

By Order of the Board of Directors,

JEANNE PRAYTHER
Secretary

April 29, 2003
Boca Raton, Florida

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD(S) AND RETURN SUCH PROXY CARD(S) IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 999-8000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

Stockholders Meeting

      This proxy statement and the enclosed proxy card are furnished on behalf of the Board of Directors of Daleen Technologies, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), for use at the Annual Meeting of Stockholders to be held on June 10, 2003, at 10:00 a.m., Eastern time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. We intend to mail this proxy statement and the accompanying proxy card on or about April 29, 2003, to all stockholders entitled to vote at the Annual Meeting.

Proposal

      At the Annual Meeting, we will request that the stockholders consider and vote upon the following proposal:

      Election of Directors (Proposal 1). Proposal 1 is to elect three directors to our Board of Directors to serve a term expiring at the 2006 annual meeting of stockholders.

Stockholders Entitled to Vote and Quorum

      Only holders of record of our common stock, par value $0.01 per share (“common stock”) and Series F convertible preferred stock, par value $0.01 per share (“Series F preferred stock”) at the close of business on April 18, 2003 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. Pursuant to our Certificate of Incorporation, the holders of our outstanding common stock and Series F preferred stock are entitled to vote together as a single class on each matter to be voted on at the Annual Meeting. At the close of business on the Record Date, we had outstanding and entitled to vote 45,828,912 shares of common stock and 458,224 shares of Series F preferred stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Each holder of record of Series F preferred stock on such date will be entitled to 100 votes for each share held on all matters to be voted upon at the Annual Meeting and will vote with the holders of common stock as a single class. As a result, an aggregate of 91,651,312 votes are entitled to be cast on the proposal at the Annual Meeting. The holders of a majority of the total shares of common stock and Series F preferred stock (determined on a 100 for 1 basis) outstanding on the Record Date, whether present at the Annual Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each stockholder who signs and returns the enclosed proxy card will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. Broker-

dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically includes the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Counting of Votes

      The purpose of the Annual Meeting is to consider and act upon the matters that are listed in the accompanying Notice of Annual Meeting of Stockholders and set forth in this Proxy Statement. The shares represented by each proxy card will be voted in accordance with the stockholder’s directions. A quorum must be present at the Annual Meeting, including representation by proxy.

      Election of Directors (Proposal 1). The enclosed proxy card provides a means for a stockholder to vote for all of the nominees for director listed thereon or to withhold authority to vote for one or more of such nominees. Our bylaws provide that directors are elected by a plurality of the votes cast. Accordingly, the withholding of authority by a stockholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

      Other Matters. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of common stock and Series F preferred stock (voting on a 100 for 1 basis and with the common stock as a single class) present in person or represented by a proxy and entitled to vote at the meeting.

Proxies

      Proxies for use at the Annual Meeting are being solicited by our Board of Directors from our stockholders. The cost of this solicitation will be borne by the Company. We expect to make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of the shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding the material.

      There is a proxy card for common stockholders and a separate proxy card for Series F preferred stockholders. We have enclosed a proxy card that represents your shares. When the enclosed proxy card is properly signed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on the proxy card. In the absence of such instructions, the shares represented by a signed proxy card will be voted in favor of the nominees for election to the Board of Directors as set forth in Proposal 1. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve, or will not serve, and matters incident to the conduct of the Annual Meeting. The proxy also confers on the designated proxy holders discretionary authority to vote the shares represented by the proxy on other business, if any, that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

      Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy card may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy card with a later date; or (iii) voting in person at the Annual Meeting.

      If you have any questions, please call our corporate secretary, Jeanne Prayther, at (561) 999-8000.

      Our executive offices are located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, and our telephone number is (561) 999-8000.

Acquisition of Abiliti Solutions, Inc.

      On December 20, 2002, pursuant to an Asset Purchase Agreement dated October 7, 2002 (the “Asset Purchase Agreement”), Daleen Solutions, Inc. (“Daleen Solutions”), a wholly-owned subsidiary of the Company, consummated the purchase (the “Asset Purchase”) of substantially all of the assets and assumption of certain liabilities of Abiliti Solutions, Inc. (“Abiliti”). As consideration for the Asset Purchase, we issued to Abiliti 11,406,284 shares of our common stock, 115,681 shares of our Series F preferred stock and warrants to purchase 5,666,069 additional shares of our common stock at an exercise price of $0.9060 per share. Concurrently with the consummation of the Asset Purchase, on December 20, 2002, pursuant to an Investment Agreement dated October 7, 2002 (the “Investment Agreement”), we completed a private placement of 10,992,136 shares of our common stock, 115,681 shares of our Series F preferred stock, warrants to purchase 5,666,069 additional shares of our common stock at an exercise price of $0.9060 per share, and warrants to purchase 500,000 additional shares of our common stock at an exercise price of $0.17 per share, for a total consideration of $5.015 million in cash (the “Private Placement”). The purchasers in the Private Placement were Behrman Capital II L.P. and Strategic Entrepreneur Fund II, L.P. (collectively, the “Behrman Funds”), which are related entities and stakeholders of Abiliti. Upon closing of the Asset Purchase, Abiliti transferred the common stock, Series F preferred stock and warrants that it received pursuant to the Asset Purchase Agreement to the Behrman Funds and to certain other creditors of Abiliti.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth the amount and percent of shares of common stock and Series F convertible preferred stock as a class that, as of April 1, 2003, are deemed under the rules of the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of common stock of the Company, by each of our named executive officers, by each of our directors, by each nominee to become a director, and by all of our directors and executive officers as a group. The following information is based upon information provided to the Company or filed with the Commission by the stockholders.

				Series F
				Convertible Preferred
	Common Stock			Stock
	Beneficially Owned			Beneficially Owned

	Number		Percentage	Number		Percentage
	of		of	of		of
Name of Beneficial Owner(1)	Shares		Class(2)	Shares		Class(3)

Behrman Capital II L.P.(4)	48,354,500	(5)	66.38%	220,596		48.14%
Strategic Entrepreneur Fund II, L.P.(4)	655,750	(6)	1.42%	2,992		*
HarbourVest Partners V — Direct Fund L.P.(7)	3,818,063		8.33%	—		—
HarbourVest Partners VI — Direct Fund L.P.(7)	15,452,616	(8)	25.22%	126,195	(9)	27.52%
SAIC Venture Capital Corporation(10)	13,836,046	(11)	24.10%	94,646	(12)	19.50%
St. Paul Venture Capital IV, L.L.C.(13)	795,566		1.74%	—		—
St. Paul Venture Capital Affiliates Fund I, L.L.C.(13)	22,497		*	—		—
St. Paul Venture Capital VI, LLC(13)	3,090,523	(14)	6.32%	25,239	(15)	5.42%
ABS Ventures IV, L.P.(16)	3,180,967	(17)	6.58%	20,633	(18)	4.45%
ABX Fund, L.P.(16)	564,006	(19)	1.22%	4,606	(20)	1.00%
NorthBay Opportunities, L.P.(21)	2,317,862	(22)	4.88%	13,304	(23)	2.87%

				Series F
				Convertible Preferred
	Common Stock			Stock
	Beneficially Owned			Beneficially Owned

	Number		Percentage	Number		Percentage
	of		of	of		of
Name of Beneficial Owner(1)	Shares		Class(2)	Shares		Class(3)

NorthBay International Opportunities, Ltd.(21)	772,662	(24)	1.67%	4,435	(25)	*
James Daleen	455,925	(26)	*	—		—
Gordon Quick(27)	—		—	—		—
Steven Kim(28)	—		—	—		—
Jeanne Prayther	99,411	(29)	*	—		—
David McTarnaghan	253,561	(30)	*	—		—
Ofer Nemirovsky	19,270,679	(31)	31.45%	126,195	(32)	27.52%
Daniel J. Foreman	886,677	(33)	1.93%	—		—
Dennis Sisco(34)	—		—	—		—
Stephen J. Getsy	113,473	(35)	*	—		—
John S. McCarthy	370,248	(36)	*	1,675	(37)	*
All directors and executive officers as a group (10 persons)	21,449,974	(38)	23.92%	127,870	(39)	27.91%

*	Less than 1% of the outstanding common stock or Series F preferred stock.

(1)	Except as set forth herein, the street address of each named beneficial owner is c/o Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (i) 45,828,912 shares of common stock outstanding as of April 1, 2003, (ii) shares of common stock issuable by us pursuant to options or warrants held by the respective person or group which may be exercised within 60 days following April 1, 2003 (“Presently Exercisable Options”), and (iii) shares of common stock issuable by us upon conversion of shares of Series F preferred stock held by the respective person or group, including shares of Series F preferred stock issuable upon exercise of warrants (“Series F warrants”) held by such person or group. The common stock warrants, shares of Series F preferred stock, Series F warrants and the Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such warrant and options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group based on a conversion rate at April 1, 2003 of 122.4503 shares of common stock for each share of Series F preferred stock converted. The number of shares of common stock deemed outstanding excludes (i) warrants to purchase 11,332,138 shares of common stock at an exercise price of $0.9060 per share which are not exercisable until June 20, 2003, (ii) warrants to purchase 500,000 shares of common stock at an exercise price of $0.17 per share which are not exercisable until December 20, 2003 and (iii) warrants to purchase 250,000 shares of common stock at an exercise price of $0.17 per share which are not exercisable until June 20, 2003.

(3)	For purposes of calculating the percentage beneficially owned, the number of shares of Series F preferred stock deemed outstanding includes (i) 458,224 shares of Series F preferred stock outstanding on April 1, 2003, and (ii) shares of Series F preferred stock issuable by us upon exercise of Series F warrants held by the respective person or group. The shares of Series F preferred stock issuable upon exercise of Series F warrants are considered to be outstanding and to be beneficially owned by the person or group holding such warrant for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 1) (the “Behrman 13D”) on December 20, 2002, Behrman Brothers, L.L.C. (“Behrman Brothers”), the general partner of Behrman Capital II L.P (“Behrman Capital”) and Messrs. Grant G. Behrman and William M. Matthes, managing members of Behrman Brothers, may be deemed to share beneficial ownership with Behrman Capital, with respect to the Company’s securities registered in the name of Behrman Capital. Mr. Behrman, the general partner of Strategic Entrepreneur Fund II, L.P (“SEF”) and Mr. Matthes may be deemed to share beneficial ownership with SEF, with respect to the Company’s securities registered in the name of SEF. Amounts reported for Behrman Capital and SEF are based on the Behrman 13D, except that such amounts include (i) 1,125,370 shares of our common stock and 11,413 shares of our Series F preferred stock convertible into 1,397,525 shares of our common stock registered in the name of Behrman Capital, and (ii) 15,259 shares of our common stock and 155 shares of our Series F preferred stock convertible into 18,980 shares of our common stock registered in the name of SEF, which are presently entitled to be voted even though currently held in escrow, and exclude warrants registered in the name of: (i) Behrman Capital, to purchase (A) 493,311 shares of our common stock at an exercise price $0.17 per share exercisable on or after December 20, 2003, and (B) 10,245,808 shares of our common stock at an exercise price of $.9060 per share exercisable on or after June 20, 2003, and (ii) SEF, to purchase (A) 6,689 shares of our common stock at an exercise price of $0.17 per share exercisable on or after December 20, 2003, and (B) 131,328 shares of our common stock at an exercise price of $0.9060 per share exercisable on or after June 20, 2003, net of warrants held in escrow. The address of each of the reporting persons is 126 East 56th Street, 27th Floor, New York, NY 10022.

(5)	The shares include 27,012,046 shares of our common stock issuable upon the conversion of 220,596 shares of Series F preferred stock.

(6)	The shares include 366,371 shares of our common stock issuable upon the conversion of 2,992 shares of Series F preferred stock.

(7)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 3) (the “HarbourVest 13D”) on January 3, 2003, HarbourVest Partners, LLC (“HarbourVest”) is the sole managing member of HVP V — Direct Associates LLC (“Associates V”) and HVP VI — Direct Associates LLC (“Associates VI”), the sole general partners of HarbourVest Partners V — Direct Fund L.P. (“Fund V”) and HarbourVest Partners VI — Direct Fund L.P. (“Fund VI”), respectively, and Messrs. D. Brooks Zug and Edward W. Kane are the managing members of HarbourVest. HarbourVest, as the sole managing member of Associates V and Associates VI, and Messrs. Zug and Kane, as the managing members of HarbourVest, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund V and Fund VI. Messrs. Kane and Zug disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein. Associates V, as the sole general partner of Fund V, and Fund V as the record owner, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund V, and Associates VI, as the sole general partner of Fund VI, and Fund VI as the record owner, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund VI. The address of each of the reporting persons is One Financial Center, 44th Floor, Boston, MA 02111.

(8)	Based on the HarbourVest 13D, the shares include (i) 11,037,548 shares of our common stock issuable upon the conversion of 90,139 shares of Series F preferred stock and (ii) 4,415,068 shares of our common stock issuable upon conversion of 36,056 shares of Series F preferred stock that may be acquired by Fund VI upon exercise of Series F warrants.

(9)	Based on the HarbourVest 13D, the shares include 36,056 shares of Series F preferred stock issuable upon exercise of Series F warrants held by Fund VI.

(10)	Based solely on information filed with the Commission on schedule 13D (Amend. No. 2) (the “SVCC 13D”) on February 7, 2003, SAIC Venture Capital Corporation (“SVCC”) is a wholly-owned subsidiary of Science Applications International Corporation (“SAIC”). SVCC and SAIC may each be deemed to beneficially own all of the Company’s securities registered in the name of

SVCC. The address of SVCC is 3993 Howard Hughes Parkway, Suite 570, Las Vegas, NV 89109 and the address of SAIC is 10260 Campus Point Drive, San Diego, CA 92121.

(11)	Based on the SVCC 13D, the shares include (i) 8,278,130 shares of our common stock issuable upon conversion of 67,604 shares of Series F preferred stock and (ii) 3,311,301 shares of our common stock issuable upon conversion 27,042 shares of Series F preferred stock that may be acquired by SVCC upon exercise of Series F warrants.

(12)	Based on the SVCC 13D, the shares include 27,042 shares of Series F preferred stock issuable upon exercise of Series F warrants held by SVCC.

(13)	Based solely on information filed with the Commission on Schedule 13G (Amend. No. 1) (the “St. Paul 13G”) on January 23, 2002, St. Paul Fire and Marine Insurance Company (“SPFM”) owns 99% of St. Paul Venture Capital IV, LLC (“SPVC IV”) and St. Paul Venture Capital VI, LLC (“SPVC VI”). SPFM is a wholly-owned subsidiary of The St. Paul Companies, Inc. (“The St. Paul”). The St. Paul owns 79% of St. Paul Venture Capital, Inc., the manager of St. Paul Venture Capital Affiliates Fund I, LLC (“Affiliates”). The St. Paul may be deemed to beneficially own the shares held by SPVC IV, SPVC VI and Affiliates and SPFM may be deemed to beneficially own the shares held by SPVC IV and SPVC VI. The address of each of the reporting persons is 385 Washington St., St. Paul, MN 55102.

(14)	Based on the St. Paul 13G, the shares include (i) 2,207,534 shares of our common stock issuable upon the conversion of 18,028 shares of Series F preferred stock and (ii) 882,989 shares of our common stock issuable upon conversion of 7,211 shares of Series F preferred stock that may be acquired by SPVC VI upon exercise of Series F warrants.

(15)	Based on the St. Paul 13G, the shares include 7,211 shares of Series F preferred stock issuable upon exercise of Series F warrants held by SPVC VI.

(16)	ABS Ventures IV, L.P. (“ABS”) and ABX Fund, L.P. (“ABX”) may be deemed to be under common control. Bruns Grayson and Philip Bleche are the managing members of the respective general partner to each ABS and ABX and control the investment and voting power of each of ABS and ABX. The street address of the named beneficial owners is 1 South Street Suite 2150 Baltimore, MD 21202-3220.

(17)	The shares include (i) 1,804,763 shares of our common stock issuable upon conversion of 14,738 shares of Series F preferred stock and (ii) 721,845 shares of our common stock issuable upon conversion of 5,895 shares of Series F preferred stock that may be acquired by ABS upon exercise of Series F warrants.

(18)	The shares include 5,895 shares of Series F preferred stock issuable upon exercise of Series F warrants held by ABS.

(19)	The shares include (i) 402,861 shares of our common stock issuable upon the conversion of 3,290 shares of Series F preferred stock and (ii) 161,145 shares of our common stock issuable upon conversion of 1,316 shares of Series F preferred stock that may be acquired by ABX upon exercise of Series F warrants.

(20)	The shares include 1,316 shares of Series F preferred stock issuable upon exercise of Series F warrants held by ABX.

(21)	The sole general partner of NorthBay Opportunities, L.P., a Delaware limited partnership, is BayStar Management, LLC. The Investment Manager of NorthBay International Opportunities, Ltd., a British Virgin Islands corporation, is BayStar International Management, LLC. Both BayStar Management, LLC and Baystar International Management, LLC are owned equally by NorthBay Partners, LLC a Wisconsin limited liability company and MarinView Capital, LLC, a Delaware limited liability company. Michael Roth and Brian Stark share the investment and voting power of NorthBay Opportunities, L.P. and NorthBay International Opportunities Ltd. The street address of the named beneficial owner is 1500 W. Market Street, Suite 200, Mequon, WI 53092.

(22)	The shares include (i) 966,868 shares of our common stock issuable upon the conversion of 7,896 shares of Series F preferred stock and (ii) 662,211 shares of our common stock issuable upon conversion of 5,408 shares of Series F preferred stock that may be acquired by NorthBay Opportunities, L.P. upon exercise of Series F warrants.

(23)	The shares include 5,408 shares of Series F preferred stock issuable upon exercise of Series F warrants held by NorthBay Opportunities, L.P.

(24)	The shares include (i) 322,289 shares of our common stock issuable upon the conversion of 2,632 shares of Series F preferred stock and (ii) 220,778 shares of our common stock issuable upon conversion of 1,803 shares of Series F preferred stock that may be acquired by NorthBay International Opportunities, Ltd. upon exercise of Series F warrants.

(25)	The shares include 1,803 shares of Series F preferred stock issuable upon exercise of Series F warrants held by NorthBay International Opportunities, Ltd.

(26)	The shares include 405,901 shares issuable upon exercise of Presently Exercisable Options, 48,220 shares held by the James Daleen Irrevocable Trust and 1,804 shares held by Mr. Daleen’s wife. Mr. Daleen disclaims beneficial ownership of the shares held by the trust and his wife.

(27)	Mr. Quick commenced employment with the Company on December 20, 2002 and beneficially owned no shares as of April 1, 2003.

(28)	Mr. Kim resigned as Executive Vice President of Products and Technologies on May 31, 2002 and beneficially owned no shares as of April 1, 2003.

(29)	The shares include 98,711 shares issuable upon exercise of Presently Exercisable Options.

(30)	The shares include 251,561 shares issuable upon exercise of Presently Exercisable Options.

(31)	The shares include (i) 3,818,063 shares of our common stock owned by HarbourVest Partners V – Direct Fund L.P. (“Fund V”), (ii) 11,037,548 shares of our common stock issuable upon the conversion of 90,139 shares of Series F preferred stock held by HarbourVest Partners VI – Direct Fund L.P., (“Fund VI”) and (iii) 4,415,068 shares of our common stock issuable upon conversion of 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky is a managing director of HarbourVest Partners LLC and a member of HVP V — Direct Associates LLC and HVP VI — Direct Associates LLC, the general partners of Fund V and Fund VI, respectively, and therefore may be deemed to share beneficial ownership of the Company’s common stock held by Fund V and Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(32)	The shares include (i) 90,139 shares of Series F preferred stock held by Fund VI and (ii) 36,056 shares of Series F preferred stock issuable upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(33)	The shares include 620,669 shares of our common stock held by ABN AMRO Inc., 224,614 shares of our common stock held by I Eagle Trust and 41,394 shares of our common stock held by Burnham Capital, LLC. I Eagle Trust and Burnham Capital, LLC are affiliates of ABN AMRO Inc. Mr. Foreman, a director of the Company, is a managing director of ABN AMRO Inc. and therefore may be considered to share beneficial ownership of these shares. Mr. Foreman disclaims ownership of these shares.

(34)	Mr. Sisco is a partner of Behrman Capital, an investment firm that manages Behrman Capital II L.P. Mr. Sisco does not have beneficial ownership in the Company’s securities held by Behrman Capital II L.P. or Strategic Entrepreneur Fund II, L.P.

(35)	The shares include 50,973 shares of our common stock held by the Stephen Getsy Living Trust. Also includes 62,500 shares of our common stock issuable upon exercise of Presently Exercisable Options.

(36)	The shares include (i) 143,461 shares of our common stock held by Gateway Partners, L.P. (“Gateway”), (ii) 21,683 shares of our common stock held by Mr. McCarthy, (iii) 178,165 shares of our common stock issuable upon the conversion of 1,455 shares of Series F preferred stock held by Gateway and (iv) 26,939 shares of our common stock issuable upon the conversion of 220 shares of Series F preferred stock held by Mr. McCarthy. Mr. McCarthy is a managing general partner of

Gateway and may be deemed to share beneficial ownership of our common stock held by Gateway. Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway. The shares exclude (i) warrants to purchase an aggregate of 71,264 shares held by Gateway, and (ii) warrants to purchase an aggregate of 10,771 shares held by Mr. McCarthy. The warrants have an exercise price of $0.0960 per share and are not exercisable until June 20, 2003.

(37)	The shares include (i) 1,455 shares of Series F preferred stock held by Gateway and (ii) 220 shares of Series F preferred stock held by Mr. McCarthy. Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway.

(38)	The shares include (i) 38,621,070 shares of our common stock issuable upon the conversion of 315,402 shares of Series F preferred stock, (ii) 4,415,068 shares of our common stock issuable upon the conversion of 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F Warrants, and (iii) 818,673 shares issuable upon exercise of Presently Exercisable Options. Amount includes an aggregate of 20,529,006 shares for which beneficial ownership is disclaimed. See the footnotes above for further explanation of these securities.

(39)	The shares include 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. Amount includes an aggregate of 127,650 shares for which beneficial ownership has been disclaimed (see footnotes 32 and 36).

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

      Our Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board is currently comprised of three Class I directors (Dennis G. Sisco, John S. McCarthy and Ofer Nemirovsky), two Class II directors (Daniel J. Foreman and Stephen J. Getsy), and two Class III directors (James Daleen and Gordon Quick). The terms of the Class I directors expire at the Annual Meeting. The terms of the Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2004 and 2005 annual meeting of stockholders, respectively. Pursuant to the terms of the Investment Agreement between the Company and the Behrman Funds and the other signatories thereto, the Company agreed to cause the nomination of two directors designated by the Behrman Funds and one director designated by HarbourVest Partners V—Direct Fund L.P. and HarbourVest Partner VI – Direct Fund L.P. (collectively “HarbourVest”) with respect to the Company’s 2003 Annual Meeting. The Behrman Funds designees for director are Messrs. Dennis G. Sisco and John S. McCarthy and the HarbourVest designee is Mr. Ofer Nemirovsky. Mr. Sisco and Mr. Nemirovsky, each a nominee director of the Company, are affiliates of the Behrman Funds and HarbourVest, respectively. In order to effectuate nominations, Mr. Nemirovsky, the director designated by HarbourVest, was reclassified from a Class III director to a Class I director by action of the Board at a meeting on February 19, 2003.

      Additionally, Abiliti, HarbourVest and Behrman entered into a supplemental voting agreement for each party to vote their shares of our common stock and Series F preferred stock at our 2003 Annual Meeting for the election of two directors designated by the Behrman Funds and one director designated by the HarbourVest. Abiliti, HarbourVest and the Behrman Funds will control a sufficient amount of our voting power to elect directors as contemplated by the supplemental voting agreement. The supplemental voting agreement expires by its terms upon the final adjournment of the Annual Meeting.

      Based on the recommendation of the Nominating Committee, the Board of Directors has nominated Dennis G. Sisco, John S. McCarthy and Ofer Nemirovsky as Class I directors.

      Our bylaws provide that each class of directors will be elected by a plurality of all votes cast at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each nominee. In the event that a nominee should be unavailable for election, such shares will be voted for the election of such substitute nominee as the Nominating Committee and the Board of Directors may select. Alternatively, the Board of Directors may choose to leave such vacancy open or fill the vacancy subsequent to the Annual Meeting. Each of the nominees currently is a member of our Board of Directors and has consented to serve as a director if elected. There are no family relationships among any of the directors or director nominees of the Company. Management has no reason to believe that any of the nominees will be unable to serve.

      The Nominating Committee has evaluated each nominee and recommended that the Board of Directors nominate each of the nominees for election to the Company’s Board of Directors. The Board of Directors recommends a vote FOR each named nominee.

Information Concerning the Directors

      The name and age, principal occupation or employment, and other data regarding each director, including nominees for director, based on information received from the respective director, are set forth below:

Nominees to Serve as Class I Directors until the 2006 annual meeting pursuant to the recommendation of the Company’s Nominating Committee:

Dennis G. Sisco, age 56, has served as a director of the Company since December 2002. Mr. Sisco has served as a Partner of Behrman Capital, an investment firm that manages Behrman Capital II L.P., since January 1998. Mr. Sisco is also a director of Gartner, Inc. and Mercator Software, Inc.

John S. McCarthy, age 54, has served as a director of the Company since December 2002. Mr. McCarthy has been the Managing General Partner of Gateway Associates, L.P., a venture capital firm, since its inception in 1984. Mr. McCarthy is also a director of Netsolve, Incorporated.

Ofer Nemirovsky, age 45, has served as a director of the Company since September 1997. Mr. Nemirovsky has been a managing director and member of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, of which Mr. Nemirovsky had served in various capacities, including managing director and vice president, since 1986.

     Continuing Directors

The directors of the Company continuing in office as Class II Directors, elected to serve until the 2004 annual meeting, are as follows:

Daniel J. Foreman, age 44, has served as a director of the Company since July 1998. Mr. Foreman has served as a managing director of ABN AMRO, Inc., an investment firm, since October 1997.

Stephen J. Getsy, age 58, has served as a director of the Company since October 1997. Mr. Getsy has been the president and chief executive officer of On-Line Ventures, Inc., a business consulting and investment company, since November 1993.

The directors of the Company continuing in office as Class III Directors, elected to serve until the 2005 annual meeting, are as follows:

James Daleen, age 43, our founder, has served as chairman of the board of the Company since our inception in 1989. He served as chief executive officer of the Company from 1989 until December 2002, and served as president of the Company from our inception to January 1998 and then from January 2002 to December 2002.

Gordon Quick, age 55, has served as a director, president and chief executive officer of the Company since December 2002. Mr. Quick served as the president and chief executive officer of Abiliti Solutions, Inc. from August 1999 to December 2002. Mr. Quick served as the chief operating officer of HighwayMaster Corporation from January 1995 until April 1999.

Meetings of the Board of Directors

      During 2002, our Board of Directors held 22 meetings. During intervals between meetings, the directors engage in informal discussions among themselves and with management of the Company, and in some instances, take action by consent in lieu of meeting. In 2002, our Board of Directors took action by unanimous written consent twice. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served that occurred during the period in which they were board members.

Committees of the Board of Directors

      The Compensation Committee of the Board of Directors, which currently consists of Mr. Foreman, the chairman, and Messrs. Sisco and Nemirovsky, held 3 meetings during 2002 and took action by unanimous written consent four times during 2002. Ms. Paula J. Hilbert, a former director of the

Company, served on the Compensation Committee until her resignation from the Board of Directors in October 2002. Mr. Foreman replaced Mr. Getsy as chairman of the Compensation Committee in December 2002. Mr. Sisco was appointed as a member of the Compensation Committee in December 2002. Each of the members of the Compensation Committee was a member of the Board of Directors during 2002 and none of the members is an executive officer of the Company. The Compensation Committee reviews and establishes the compensation and benefits of all of our officers and reviews and establishes general policy matters relating to compensation and benefits of our employees. The Compensation Committee also administers our stock incentive plans.

      The Audit Committee of the Board of Directors, which currently consists of Mr. Getsy, the chairman, and Messrs. Foreman and McCarthy, held 4 meetings during 2002. William A. Roper, Jr., a former director of the Company, served on the Audit Committee until his resignation from the Board of Directors in March 2002. Mr. Nemirovsky was elected to the Audit Committee effective upon Mr. Roper’s resignation and served briefly until Mr. Getsy was appointed to replace him. Mr. Cataford, a former director of the Company, served on the Audit Committee until his resignation from the Board of Directors in December 2002. Mr. McCarthy was appointed as a member of the Audit Committee in December 2002. Mr. Getsy replaced Mr. Foreman as chairman of the Audit Committee in December 2002. The Audit Committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform. In addition, the Audit Committee reviews and evaluates our audit and control functions and makes recommendations to our Board of Directors for the selection of independent auditors for the following year.

      The Nominating Committee, which currently consists of Mr. Sisco, the chairman, and Mr. Daleen, held 1 meeting during 2002. Ms. Hilbert, a former director of the Company, served on the Nominating Committee until her resignation from the Board of Directors in October 2002. Mr. Cataford, a former director of the Company, served on the Nominating Committee until his resignation from the Board of Directors in December 2002. Messrs. Sisco and Daleen replaced Mr. Foreman and Mr. Cataford on the Nominating Committee in December 2002 and Mr. Sisco was appointed as the chairman. Mr. Foreman replaced Mr. Sisco as a member and chairman of the Nominating Committee in February 2003 prior to the Nominating Committee’s consideration of members to be recommended for reelection. Subsequent to the Nominating Committee’s recommendation to the Board of Directors and the Board of Directors’ nomination of directors for reelection, Mr. Sisco replaced Mr. Foreman as a member and chairperson of the Nominating Committee in February 2003. The Nominating Committee evaluates and recommends individuals for membership on the Company’s Board of Directors. While our Nominating Committee and Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees nor, subject to the procedural requirements set forth in our Certificate of Incorporation and our bylaws, has it established any procedures for this purpose.

      The Litigation Committee, which currently consists of Mr. Getsy, the chairman, and Messrs. Foreman and McCarthy, was formed by the Company in September, 2002, and held 1 meeting in 2002. Mr. Foreman was replaced by Mr. Getsy, a member of the Litigation Committee, as the chairman of the Litigation Committee in December 2002. Mr. Cataford, a former director of the Company, served on the Litigation Committee until his resignation in December 2002. Mr. McCarthy replaced Mr. Cataford as a member of the Litigation Committee in December 2002. The Litigation Committee was formed for the purpose of monitoring the class action securities litigation (Fazari v. Daleen Technologies, Inc., et. al.) and making recommendations to the Board of Directors with respect to the Company’s litigation strategy and any proposed settlement or other resolution of such litigation.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is comprised solely of non-employee directors, each of whom is independent as defined under the current Nasdaq National Market listing standards. Each of the members of the Audit Committee do not have any relationship to the Company that may interfere with the Audit Committee’s independence from the Company and its management.

      Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

      In conducting its oversight function, the Audit Committee discusses with the Company’s independent auditor’s, with and without management present, the overall scope and plan for their audit. The Audit Committee meets with the independent auditors with or without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

      As set forth in more detail in the Audit Committee Charter, which was attached as Appendix F to the Company’s proxy statement for the 2001 annual meeting of stockholders, the Audit Committee’s primary responsibilities include:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of the Company’s independent auditors; and

•	providing an avenue of communication among the independent auditors, management and the Board of Directors.

      The Audit Committee recommends the selection of the Company’s independent auditors to the Board of Directors and meets with the Company’s independent auditors to discuss the scope of the annual audit and to review the results of the annual audit as well as the results of the independent auditor’s quarterly reviews.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during 2002.

      The Audit Committee has reviewed the Company’s audited consolidated financial statements and met with both management and KPMG LLP, the Company’s independent auditors, to discuss those audited consolidated financial statements, including the independent auditor’s delivery of a going concern paragraph in its report of our audited consolidated financial statements as of and for the year ended December 31, 2002. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has received from and discussed with KPMG LLP, the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended and the Board has approved the selection of KPMG LLP as the independent auditor for the year ending December 31, 2003.

Audit Committee

Stephen J. Getsy (Chairman)
Daniel J. Foreman
John S. McCarthy

Compensation of Directors

      On October 25, 2002, our board of directors adopted a new policy with respect to the compensation of each of our directors who is not an officer, employee or consultant (a “qualified director”). Each qualified director receives for his services an annual retainer of $25,000, plus $1,500 for each committee for which he serves as chairman. We pay the annual retainer on a quarterly basis. Each qualified director receives $1,200 for attendance at each regular meeting of the board of directors and $1,000 for attendance at each special meeting of the board of directors (if the special meeting lasts one hour or more). Additionally, each qualified director receives $500 for each committee meeting attended, or $750 for the chairman of the committee; provided, however that we do not pay fees for attendance at committee meetings that occur on the same day as a meeting of the board of directors. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. In addition, our qualified directors will each receive an initial one-time grant of options in 2003 to purchase 250,000 shares of our common stock and thereafter an annual grant of options will be made to purchase an additional 25,000 shares of our common stock. We will not grant options or provide cash compensation as a director to Mr. Daleen during the period that he is serving as a consultant to us. From time to time directors may receive special option grants that are offered to all the Company’s employees. During 2002, no directors were issued options and there was no cash compensation paid to directors.

Executive Compensation

      Summary Compensation Table. The following table presents the total compensation paid for the three years ended December 31, 2002, for the persons serving as our chief executive officer during 2002, and our two other executive officers who were serving as executive officers at the end of the fiscal year and one additional person who was an executive officer during 2002 but was not serving as an executive officer at the end of the 2002 fiscal year (collectively, the “Named Executive Officers”).

						Long Term
						Compensation
	Annual Compensation
						Number of
					Other	Securities		All
					Annual	Underlying		Other
Name and Principal Position	Year	Salary		Bonus	Compensation(1)	Options		Compensation(2)

Gordon Quick (3)	2002	—		—	—	—		—
President and Chief	2001	—		—	—	—		—
Executive Officer	2000	—		—	—	—		—
James Daleen	2002	328,900		—	—	—		1,762,567	(4)
Chairman of the Board	2001	328,900		—	—	410,000		3,786	(4)
(formally president and	2000	328,900		180,895	—	72,500		3,611	(4)
chief executive officer)
Jeanne Prayther(5)	2002	175,500		75,000	—	—		2,332	(6)
Chief Financial Officer and	2001	151,625		—	—	174,017		3,063	(6)
Secretary (formally vice president	2000	45,438		27,376	—	55,009		5,627	(6)
of accounting and finance)
David McTarnaghan	2002	193,350	(7)	50,000	—	—		3,449	(8)
Senior Vice President	2001	218,822	(7)	—	—	215,063		3,786	(8)
of Global Sales	2000	255,636	(7)	—	—	88,750		3,495	(8)
Steven Kim(9)	2002	91,013		—	—	—	(10)	51,823	(11)
Former Executive Vice President	2001	199,712		—	—	—	(10)	3,665	(11)
of Products and Technologies	2000	124,500		86,371	—	—	(10)	38,906	(11)

(1)	In accordance with the rules of the Commission, other compensation received in the form of perquisites and personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2)	All other compensation for each of the Named Executive Officers includes, among other things, the dollar value of insurance premiums paid by the Company with respect to term life insurance. There is no arrangement or understanding that any Named Executive Officer has or will receive or be allocated an interest in any cash surrender value under any such policies.

(3)	Mr. Quick commenced employment with the Company on December 20, 2002.

(4)	All other compensation for Mr. Daleen in 2000 includes payment of $3,500 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; in 2001 includes payment of $3,675 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2002 includes the satisfaction of a loan in the amount of $1,102,531 which represents the difference between the loan amount and the value of the stock held as collateral for the loan, a severance amount of $657,800 of which $328,900 was paid in 2002 and the remaining amount of $328,900 will be payable in equal monthly installments over a 24 month period commencing January 1, 2004, payment of $2,125 in 401(k) Plan matching contributions and $111 related to term life insurance premiums.

(5)	Ms. Prayther commenced employment with the Company on June 20, 2000.

(6)	All other compensation for Ms. Prayther in 2000 includes payment of $5,000 in relocation costs, $581 in 401(k) Plan matching contributions and $46 related to term life insurance premiums; in 2001 includes payment of $2,952 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2002 includes payment of $2,221 in 401(k) Plan matching contributions and $111 in life insurance premiums.

(7)	Salary for Mr. McTarnaghan includes payment of discretionary sales commissions of $80,636 in 2000, $38,822 in 2001 and $18,350 in 2002.

(8)	All other compensation for Mr. McTarnaghan in 2000 includes payment of $3,384 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; in 2001 includes payment of $3,675 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2002 includes $3,338 in 401(k) Plan matching contributions and $111 related to term life insurance.

(9)	Mr. Kim resigned as Executive Vice President of Products and Technologies on May 31, 2002.

(10)	Mr. Kim’s options expired 90 days after his termination on May 31, 2002.

(11)	All other compensation for Mr. Kim in 2000 includes $38,850 in relocation costs and $56 related to term life insurance premiums; in 2001 includes payments of $3,554 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2002 includes severance payment of $50,000, $1,777 in 401(k) Plan matching contributions and $46 in term life insurance premiums.

Option Grants in Last Fiscal Year

      There were no individual grants of stock options during the year ended December 31, 2002 to any of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 2002:

			Number of		Value of
			Securities Underlying		Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James Daleen	0	0	388,400	700,902	0	0
Gordon Quick (3)	0	0	0	0	0	0
Jeanne Prayther	0	0	93,955	229,026	0	0
David McTarnaghan	0	0	241,687	421,063	0	0
Steven Kim (4)	0	0	0	0	0	0

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.

(2)	Based on the fair market value of our common stock as of December 31, 2002 of $0.11 per share as reported on the Over The Counter Bulletin Board less the exercise price payable upon exercise of such options.

(3)	Mr. Quick commenced employment on December 20, 2002 and had no options outstanding as of December 31, 2002.

(4)	Mr. Kim’s options expired 90 days after his resignation on May 31, 2002.

Employment Agreements

      We entered into a three-year employment agreement with Gordon Quick, our president and chief executive officer, on December 20, 2002. Upon expiration of the initial three-year term in December 2005, the agreement automatically renews for additional terms of one year each unless either party notifies the other of its intent to terminate the employment agreement at least 90 days prior to the end of any term. Mr. Quick will perform his duties primarily from St. Louis, Missouri, provided, however, that after nine months from the date of the agreement, our Board of Directors may require him to relocate to the Company’s principal executive offices in Boca Raton, Florida. In such event, we will reimburse Mr. Quick for his relocation expenses including the tax effects of any such reimbursement. The employment agreement provides for an annual base salary of $350,000 increased at the discretion of our Board of Directors or Compensation Committee. Mr. Quick may also receive discretionary bonuses as our Board of Directors or Compensation Committee may determine under any incentive compensation or other bonus plans as may be established for senior executives of the Company. Mr. Quick shall have an annual target bonus opportunity of not less than 50% of his then-current base salary, subject to individual performance goals or other measures provided in a plan or as established by the Board of Directors. Mr. Quick is entitled to long term disability insurance and life insurance at no cost to him. Mr. Quick is also entitled to participate in and receive benefits under all of the Company’s employee benefit plans, programs and arrangements available to senior executives.

      Mr. Quick is also a participant under the Company’s Long-Term Incentive Compensation Plan (LTIP). Subject to the vesting provisions described below, Mr. Quick’s participation percentage has been established at 38% of the total payout pool under the LTIP. His participation percentage in the LTIP vested 25% at grant and the balance will vest ratably on the last day of each of the first 36 months ending after the effective date of his employment agreement.

      In the event of the termination of Mr. Quick’s employment without cause or if he terminates for good reason, he will be entitled to (i) payment of 1/12th of his annual base salary then in effect on a monthly basis for a period of 24 months, (ii) payment of his pro rata bonus, if earned and payable when bonuses are paid to our other officers, and (iii) his participation percentage in the LTIP will continue to vest for one year following termination. If his termination is related to a “change in control” he will be entitled to (i) a lump sum payment of two times his then-annual base salary plus his pro rata “average bonus”, and (ii) his participation percentage in the LTIP will fully vest. In either case, (i) Mr. Quick’s welfare benefits will continue for 18 months following the month of termination, subject to discontinuation of such welfare benefits to the extent Mr. Quick receives substantially similar benefits from a subsequent employer, (ii) Mr. Quick’s stock options will remain exercisable for one year after termination, and (iii) at the Company’s option, we may cash out Mr. Quick’s vested interest in the LTIP based upon the value of the Company as of the date of termination as determined by independent appraisal, or we may elect to have Mr. Quick retain his interest in the LTIP and pay out amounts, if any, pursuant to the LTIP on the same basis as it would have been paid had Mr. Quick’s employment with the Company not terminated.

      We entered into an employment agreement with Jeanne Prayther on June 9, 2000, which was amended on August 22, 2001 when Ms. Prayther became our chief financial officer and secretary. The agreement was further amended effective December 20, 2002. Ms. Prayther’s base salary for 2001 was $149,500, was increased to $175,500 on November 19, 2001, was $175,500 in 2002, and is $175,500 in 2003. Ms. Prayther may also receive an annual bonus targeted at up to 35% of her base salary. The employment agreement also provides for option grants under our stock option plans as determined by our Compensation Committee. In the event of termination of her employment by the Company without cause or as a result of breach by us, unless other employment with the Company or a subsidiary is offered or she voluntarily resigns, Ms. Prayther is entitled to a severance payment equal to twelve months salary and may include a pro rata bonus. She is also eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus. We also entered into a retention bonus agreement with Ms. Prayther dated August 22, 2001. Ms. Prayther received a retention bonus of $37,500 on each of two retention dates (February 22, 2002 and August 22, 2002). There is no retention bonus agreement currently in effect. Ms. Prayther is eligible to participate in the LTIP, subject to the discretion of the Compensation Committee.

      We entered into an employment agreement with David McTarnaghan on July 22, 1998, as amended on such date, and as further amended effective December 20, 2002. Mr. McTarnaghan’s base salary was

$175,000 in 2001, was $175,000 in 2002, and is $175,000 in 2003. Mr. McTarnaghan, as the senior vice president of global sales, is also eligible for sales commissions based on his individual performance and the performance of the Company as a whole. The objectives and commissions are determined from time to time by the chief executive officer and commissions are approved by a committee appointed to administer sales commissions. The employment agreement also provides for option grants under our stock option plans as determined by our Compensation Committee. In the event of termination of his employment by the Company without cause or as a result of breach by us, unless other employment with the Company or a subsidiary is offered or he voluntarily resigns, Mr. McTarnaghan is entitled to a severance payment equal to twelve months salary and may include a pro rata bonus. He is also eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus. We also entered into a retention bonus agreement with Mr. McTarnaghan dated September 4, 2001. Mr. McTarnaghan received a retention bonus of $25,000 on each of two retention dates (March 4, 2002 and September 4, 2002). There is no retention bonus agreement currently in effect. Mr. McTarnaghan is eligible to participate in the LTIP, subject to the discretion of the Compensation Committee.

      The employment agreements of our executive officers and some of our other employees contain invention assignment and confidentiality provisions as well as non-compete provisions. Under the invention assignment and confidentiality provisions, these individuals have assigned to us all of their copyrights, trade secrets and patent rights that relate to our business. Under the non-compete provisions, each of these individuals has agreed not to compete, directly or indirectly, with us in the telecommunications billing industry during the term of their employment and for six months after termination of employment or for eighteen months in the case of Mr. Quick. Each also has agreed not to solicit our customers or employees, directly or indirectly, during the period of employment and for one year following termination of employment or for eighteen months in the case of Mr. Quick.

      Effective May 31, 2002, Steven Kim resigned as an employee of the Company and we entered into a severance and release agreement with Mr. Kim effective on such date. Under the terms of the severance and release agreement, Mr. Kim was paid severance in the amount of $50,000.

      Effective December 20, 2002, James Daleen resigned as president and chief executive officer effective December 31, 2002. We entered into a severance and release agreement with Mr. Daleen effective on December 31, 2002. Under the terms of the severance and release agreement, Mr. Daleen was paid severance on December 31, 2002, in an amount equal to twelve months of his then-current annual base salary. Mr. Daleen is also entitled to an additional payment amount equal to twelve months of his base salary on the separation date to be paid in equal monthly installments over a period of 24 months with payments beginning January 1, 2004. In addition, Mr. Daleen will be entitled to an additional lump sum payment of $328,900 as set forth in the agreement, including generally upon: (i) the liquidation, dissolution or winding up of the Company, (ii) a sale of all or substantially all of the assets and liabilities of the Company, or (iii) a merger or consolidation involving the Company, if such event occurs on or before December 31, 2007 and results in a distribution of assets on the shares of the Company’s capital stock or consideration to the holders of the Company’s capital stock valued at a minimum of $10 million. During the severance period, Mr. Daleen will not directly or indirectly engage in any conduct in direct competition with the business of the Company. Mr. Daleen is currently providing consulting services to the Company pursuant to a six month consulting agreement for which he is compensated $13,500 per month. Mr. Daleen’s participation percentage in the LTIP has also been established at 15% of the payout pool under the LTIP.

Stock Option and Other Compensation Plans

      Long Term Incentive Compensation Plan (LTIP). We established the LTIP in December 2002. Under the terms of the LTIP, a payout pool, equal to 15% of our “enterprise value” in excess of $20 million, up to $100 million, plus 10% of the “enterprise value” that exceeds $100 million, shall be created for distribution to participants in the LTIP upon a “payout event.” The LTIP participants include Gordon Quick, our President and Chief Executive Officer, whose participation percentage has been established at

38% of the payout pool, James Daleen, our Chairman and former president and chief executive officer, whose participation percentage has been established at 15% of the payout pool, and certain management team members, including Jeanne Prayther and David McTarnaghan, and other employees and consultants as may be designated prior to any payout event by our Board of Directors or the Compensation Committee. The payout pool will be distributed to the participants upon the occurrence of certain “payout events,” which shall include: (i) the sale of all or substantially all of our assets to a third party; (ii) our merger or consolidation with another company, whereby our stockholders receive cash or other securities for our capital stock and our stockholders immediately prior to the merger or consolidation own less than 50% of the combined voting power of the surviving company; (iii) the sale of 60% or more of the capital stock of our company to a single person or group; or (iv) our liquidation, dissolution or winding up. Payments may be in cash or the same consideration received by our stockholders in the payout event, provided, however, if all or part of the payout is other than in cash or immediately tradable securities, we must use reasonable efforts to make appropriate arrangements to ensure that the participants have sufficient cash as part of the payout under the LTIP to pay taxes incurred with respect to such payments or, if sufficient cash is not available for distribution as part of the payout, we must use reasonable efforts to distribute as part of the payout publicly traded stock that has been registered under the Securities Act sufficient to pay such taxes. Any cash payments under the Plan will be made from the general assets of the Company, and no portion of the assets of the Company will be segregated or separately identifiable as a source of payment under the LTIP.

      Payments will be reduced by the value of certain options to purchase our common stock held by the participant, provided, however, that options granted after the effective date of the LTIP will be considered for this valuation only if our Board of Directors designates them for such treatment at the time they are granted. The value will be based on the fair market value of our common stock, less the exercise price of the vested options held by the participant.

      Our board of directors may, in its sole and complete discretion, amend or terminate the LTIP at any time and for any reason that it deems necessary or appropriate. However, the termination or amendment of the LTIP shall not adversely affect any participant’s rights previously granted under the LTIP unless approved by participants holding in the aggregate more than one-half of the total participation percentages then outstanding. Our board of directors may elect to replace the LTIP in its entirety with a new equity-based compensation plan, provided, however, that any such new plan shall be substantially equivalent to or more favorable than this plan for the participants from a financial and tax standpoint.

      2001 Broad-Based Stock Incentive Plan. We established the 2001 Broad-Based Stock Incentive Plan (“2001 Broad-Based Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. Under the 2001 Broad-Based Plan, the Company may grant incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights. The 2001 Broad-Based Plan, as approved by the Board of Directors, must issue more than a majority of the eligible options under the 2001 Broad-Based Plan to employees other than the Company’s directors and officers. We have reserved 2,000,000 shares of common stock for issuance under the 2001 Broad-Based Plan. As of December 31, 2002, options to purchase an aggregate of 1,153,125 shares of common stock were outstanding under the 2001 Broad-Based Plan and no shares of common stock have been issued upon exercise of options under the 2001 Broad-Based Plan. The vesting period for the options granted under the 2001 Broad-Based Plan is at the discretion of the Board of Directors; provided, however, that unless otherwise specified in a stock incentive agreement, each option shall vest ratably over a four-year period on each of the anniversary dates following the grant. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or more of the outstanding shares of our capital stock into another security or the right to receive securities or property, and, within 12 months following such “change of control”, a participant is terminated for any reason other than for “cause” or if a participant is terminated as a result of constructive discharge, then the vesting schedule of each option grant for such participant will accelerate by two years. The vesting period for the options issued under the 2001 Broad-Based Plan as of December 31, 2002 range from two to four years. An employee’s rights, if any, upon termination of employment are as set forth in the applicable stock incentive agreement; provided, however, in no event may an incentive stock option provide for exercise of the option later than 90 days following a termination of employment or later than one year following a termination of employment due to disability. The 2001 Broad-Based Plan may be terminated at any time by the Board, and may be amended from time to time by the Board; provided, however, shareholder approval is required for certain amendments including to increase the shares reserved under the Plan to an amount greater than 2,000,000 shares (subject to certain adjustments to reflect certain changes in the Company’s capital structure) and to decrease the minimum exercise price of stock incentives awarded under the 2001 Broad-Based Plan.

      Amended & Restated 1999 Stock Incentive Plan. We established the Amended & Restated 1999 Stock Incentive Plan (“1999 Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of our common stock and receive compensation based upon appreciation in the value of those shares. Under the 1999 Plan, the Company may grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. As of December 31, 2002, there were 8,790,145 shares reserved for issuance, options to purchase an aggregate of 1,631,358 shares of common stock were outstanding, and 181,937 shares of common stock had been issued upon the exercise of options granted under the 1999 Plan. The 1999 Plan provides for an automatic annual increase in the number of shares reserved under the Plan by an additional 5,000,000 shares on each January 1; provided, however, in no event shall the number of shares reserved under the 1999 Plan exceed 20% of the “fully-diluted shares” of the Company’s common stock, as determined on the immediately preceding December 31. Options granted under the 1999 Plan shall be exercisable in whole or in part at such time or times as the Board may determine as set forth in the related agreement, subject to the terms and conditions of the 1999 Plan. An employee’s rights, if any, upon termination of employment are as set forth in the applicable stock incentive agreement; provided, however, in no event may an option which is an incentive stock option provide for the exercise of the option later than 90 days following the termination of employment or later than one year following a termination of employment on account of disability. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or more of the outstanding shares of our capital stock into another security or the right to receive securities or property, and within 12 months following such “change in control”, a participant is terminated for any reason other than for “cause” or if a participant is terminated as a result of “constructive discharge,” then the vesting schedule of each option grant for such participant will accelerate by two years. The 1999 Plan may be terminated at any time by the Board, and may be amended from time to time by the Board; provided, however, shareholder approval is required for certain amendments including the increase in the number of shares reserved under the 1999 Plan (subject to certain adjustments to reflect certain changes in the Company’s capital structure) and to decrease the minimum exercise price of stock incentives awarded under the 1999 Plan.

      Prior Stock Option Plans. We adopted six other stock option plans between 1994 and 1998. Some of these plans provided for incentive stock options within the meaning of Subsection 422 of the Internal Revenue Code while others provided for non-qualified stock options.

      Our eight stock option plans are as follows: the 1994 Employee Non-Qualified Stock Option Plan (the “1994 Plan”), the 1995 Qualified Employee Incentive Stock Option Plan (the “1995 Plan”), the 1996 Employee Non-Qualified Stock Option Plan (the “1996 Plan”), the 1997 Employee Incentive Stock Option Plan (the “1997 Plan”), the 1998 Non-Qualified Employee Stock Option Plan (the “1998 Plan”), the 1998 Qualified Employee Incentive Stock Option Plan (the “1998 ISO Plan”), the 1999 Plan, and the 2001 Broad-Based Plan. Each plan provides that the exercise price of the options granted will be issued at no less than the fair market value of the underlying common stock at the date of grant. A summary of our stock option plans as of December 31, 2002 is presented below:

	Shares
	Authorized
	for Issuance		Contractual Life
	Under Plan	Vesting Period	of Options

1994 Plan*	125,000	100% upon grant	5 years from grant
1995 Plan*	200,000	100% upon grant	5 years from grant
1996 Plan*	400,000	100% upon grant	5 years from grant
1997 Plan*	250,000	33.3% each year for first three years from grant	5 years from grant
1998 Plan*	500,000	23% to 50% per year beginning one year from grant	5 years from grant
1998 ISO Plan*	1,000,000	25% each year for first four years from grant	5 years from grant
1999 Plan	8,790,145	Discretion of the Board of Directors	10 years from grant
2001 Broad-Based Plan	2,000,000	Discretion of the Board of Directors	10 years from grant

*	The Company is no longer authorized to grant awards under this Plan.

(1)	The administrative committee of the 1999 Plan and of the 2001 Broad-Based Plan is permitted to establish alternative vesting schedules.

(2)	The options issued under the 2001 Broad-Based Plan through December 31, 2002 have a vesting period of two to four years from the date of grant.

      As of December 31, 2002, options to purchase an aggregate of 3,092,743 shares of common stock were outstanding under all the plans at a weighted average exercise price of $4.82 per share and 1,148,116 shares of common stock have been issued upon exercise of options granted under these plans.

Limitation of Liability and Indemnification of Officers and Directors

      Our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted under Delaware law. Our certificate of incorporation provides that our directors will not be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except if the director:

•	is liable under Section 174 of the Delaware General Corporation Law;

•	has breached the director’s duty of loyalty to the Company or our stockholders;

•	has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or

•	has derived an improper personal benefit.

      If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law.

      We entered into indemnification agreements with each of our executive officers and directors containing provisions that require us to indemnify these individuals to the fullest extent authorized or permitted by our certificate of incorporation and bylaws and the Delaware General Corporation Law against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified.

      We maintain a directors’ and officers’ liability insurance policy.

Compensation Committee Interlocks and Insider Participation

      The following non-employee directors were the members of the Compensation Committee of the Board of Directors through December 2002: Mr. Foreman, the chairman, and Messrs. Sisco and Nemirovsky. Ms. Hilbert, a former director of the Company, served on the Compensation Committee until her resignation from the Board of Directors in October 2002. Mr. Foreman replaced Mr. Getsy as chairman of the Compensation Committee in December 2002. Mr. Sisco was appointed as a member of the Compensation Committee in December 2002. None of the members of the Compensation Committee is an executive officer of the Company. No member of the Compensation Committee is or ever has been an employee of the Company and no executive officer of the Company has served as a director or board member of a compensation committee of another company of which any member of the Committee is an executive officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

      The Compensation Committee of our Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2002 compensation was determined for the executive officers of the Company.

      The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company’s stock option plans. The Compensation Committee’s overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving the Company’s business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company’s long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) retention agreements; and (iv) long-term equity incentive awards in the form of stock option grants and participation percentages in the LTIP; and (v) other benefits. Each executive officer’s compensation package is designed to provide an appropriately-weighted mix of these elements which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

      This report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report, and this report shall not otherwise be deemed filed under such Acts.

     Compensation of Executive Officers Generally

      Base Salary. Base salary levels for each of the Company’s executive officers, including the chief executive officer, are generally set within a range of base salaries that the Compensation Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Compensation Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities.

      In 2003, the Compensation Committee determined that no annual salary increases would be provided to the executive officers.

      Incentive Bonuses. The Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company and the executives achieve or exceed certain pre-established performance objectives. In 2002, there were no incentive bonuses paid to executives. In 2003, incentive bonuses will be based on the Company’s financial performance.

      Retention Bonuses. Retention bonus agreements are used to provide additional financial incentive to retain key executives whose contributions are critical to the Company. The agreements generally provide for a bonus to be paid on each of two retention dates six months and one year from the date of the agreement. In the event of termination resulting in severance benefits, the executive is entitled to a prorated portion of the retention bonus. In 2001, three agreements were executed with executive officers and all bonus payments were made in 2002. No retention bonus agreements for executive officers are currently in place.

      Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to the Company and the Company’s financial performance. Stock options are designed to align the interests of the Company’s executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Company, the price of the common stock, and hence, the stockholders’ return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. Generally, ongoing option grants occur at year-end and in connection with promotions or an executive’s acceptance of significant new and additional responsibilities. During the fiscal year ended December 31, 2002, the Company granted no options to purchase shares of common stock to its current executive officers.

      LTIP. The LTIP was established in 2002 to provide an incentive to executive officers to improve the Company’s financial performance and to encourage them to enhance the value of the Company. Payments made, if any, will be based upon the respective participation of participants in the plan, which include our executive officers and other employees as may be designated by our Board of Directors. The payments will be distributed upon certain payout events which include a sale of our assets or a merger and / or an acquisition. No payments under the LTIP occurred in 2002 to any executive officers.

      Other Benefits. Benefits offered to the Company’s executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company’s executive officers are substantially the same as those offered to all of the Company’s regular employees. In January 1994, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the “401(k) Plan”) covering all of the Company’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 25% of their annual compensation subject to a statutory maximum. In 2000, the Company’s matching contribution was changed to 35% up to the first 8% contributed under the 401(k) Plan. The matching contributions were discontinued effective July 1, 2002. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer

      The Compensation Committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to the Company’s performance. James Daleen served as the Company’s chief executive officer since our founding in 1989 until December 20, 2002. In 2002, Mr. Daleen’s base annual salary was $328,900. Mr. Quick has served as the Company’s chief executive officer since December 20, 2002. In 2002, Mr. Quick’s base annual salary was set at $350,000. The Compensation Committee believes the compensation paid to Messrs. Daleen and Quick was reasonable.

Policy with Respect to Qualifying Compensation for Deductibility

      Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 2002 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Compensation Committee

Daniel J. Foreman, Chairman
Dennis G. Sisco
Ofer Nemirovsky

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder requires our directors, executive officers and persons who “beneficially own” (as that term is defined in the Exchange Act) more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the Commission. Based solely upon a review of such reports, we believe that all our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during the last fiscal year, with the exception that (1) Abiliti Solutions, Inc. filed a Form 3 after the required deadline for filing, and (2) John McCarthy filed an amended Form 3 after the required deadline for filing, although the original Form 3 was filed before the deadline.

STOCK PERFORMANCE GRAPH

      The following graph presents the Company’s total stockholder return of an investment of $100 in cash on October 1, 1999(1) for (i) the Company’s common stock, (ii) the Nasdaq Stock Market — U.S. Index (the “Nasdaq Index”)(2), and (iii) the Nasdaq Computer & Data Processing Services Stocks represented by companies in SIC code 737 (the “Computer & Data Processing Index”)(2). All values and returns assume reinvestment of the full amount of all dividends.

Comparison of Stockholder Cumulative Total Return

For the Period From 10/1/99 Through 12/31/02

(1)	The Company completed the initial public offering of its common stock on October 1, 1999. The Company’s 2002 fiscal year ended December 31, 2002. This “Performance Graph” assumes that $100 was invested on October 1, 1999 in the Company’s common stock at the Company’s initial public offering price of $12.00 per share and at the closing sales price for each index on that date. No cash dividends have been declared on the Company’s common stock. Stockholder returns over the indicated periods should not be considered indicative of future stockholder returns.
(2)	The Nasdaq Index and the Computer & Data Processing Index are calculated by the Center for Research in Securities Prices.

      The graph shown above plotted using the following data:

	10/1/99	12/31/99	12/29/00	12/31/01	12/31/02

Daleen Technologies, Inc.	$100.00	$182.29	$31.25	$2.92	$0.92	(1)
Nasdaq Index	100.00	148.28	89.22	70.44	48.23
Computer and Data Processing Index	100.00	169.38	78.34	59.31	37.66

(1)	Determined with reference to the closing price of our common stock on December 31, 2002 as reported on the Over-the-Counter Bulletin Board. The Company’s stock was delisted from the Nasdaq SmallCap Market effective at the opening of business on December 31, 2002.

      The information presented above was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Companies Associated with SAIC

      Mr. Roper, who resigned as a member of our Board of Directors in March 2002, is a corporate executive vice president of Science Applications International Corporation (“SAIC”). SAIC Venture Capital Corporation, a wholly-owned subsidiary of SAIC, is a significant stockholder of the Company. Mr. Roper is the chairman of the board of SAIC Venture Capital Corporation. The Company derived $101,800 in 2002 in revenue from SAIC pursuant to a license and services agreement between SAIC and the Company. In addition, SAIC owns 44% of all voting stock of Danet, Inc. (“Danet”) and 100% of the voting stock of Telcordia Technologies, Inc. (“Telcordia”). Danet is both our customer and a distributor of our products. Revenue related to Danet for the year ended December 31, 2002 was less than one percent of total revenue. We paid nothing to Danet in 2002. We have a strategic alliance relationship and an OEM license agreement and services agreement with Telcordia. Revenue related to Telcordia in 2002 was $665,150.

Loans to Executives

      In January 2001, we loaned Mr. Daleen $1,237,823, our then chairman and chief executive officer, and his wholly-owned limited partnership (the “Makers”). The loan bore interest at a rate of 8.75% per annum. The principal was payable in full January 31, 2006 with interest payable annually on January 31st. The loan was secured by 901,945 shares of the Company’s common stock, and was non-recourse to the Makers except to the extent of 901,945 shares held as collateral. On January 31, 2002, an interest payment of $119,871 was due and payable. The interest payment was not made and as a result the loan was in default. Pursuant to the terms of the loan, the Company gave notice of default. On September 11, 2002, the Makers surrendered the Company’s common stock held as collateral for the loan to the Company and the loan was deemed satisfied.

Other Transactions

      We entered into a consulting agreement with Mr. Daleen effective December 31, 2002. The term of the agreement is six months. Mr. Daleen is entitled to $13,500 per month and reimbursement of expenses. He is also eligible to participate in the LTIP at a participation percentage of 15%.

      We paid a fee in the amount of $650,000 to Behrman Brothers L.P., an entity under common control with the Behrman Funds, in connection with the Asset Purchase and the Private Placement. We also reimbursed the Behrman Funds $25,000 for costs and expenses incurred relating to the Asset Purchase and Private Placement. Mr. Dennis Sisco, a director and a nominee director of the Company, is an affiliate of the Behrman Funds.

Policy on Future Transactions

      Our Board of Directors has adopted a resolution providing that all transactions with related parties, including our officers, directors, principal stockholders or affiliates, must be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, or a majority of the disinterested stockholders and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

INFORMATION REGARDING OUR INDEPENDENT ACCOUNTANTS

      On February 19, 2003, our Board of Directors approved the appointment of KPMG LLP as our independent accountants for the fiscal year ending December 31, 2003. The appointment of this firm was recommended to our Board of Directors by our Audit Committee. KPMG LLP has been our independent accountants since 1993.

      A representative of KPMG LLP is expected to be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by our independent auditors for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2002, totaled $171,500. In addition, audit-related fees in an amount of $32,300 were billed to us by KPMG in fiscal 2002 for acquisition-related audit services.

Financial Information Systems Design and Implementation of Fees

      No fees other than those described above under the caption “Audit Fees” and those described below under the caption “All Other Fees” were billed to us by KPMG LLP for professional services in the fiscal year ended December 31, 2002. No fees relating to financial information systems design and implementation were billed to us by KPMG LLP for professional services in the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by KPMG LLP for professional services rendered other than as stated above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation of Fees” above totaled $54,800 in fiscal 2002, which pertained to tax consultation and tax compliance services rendered to the Company and certain of its employees.

      The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP.

OTHER MATTERS

      Proposals Intended to be Presented at Next Annual Meeting. Under Rules 14a-8 of the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders must be received no later than December 30, 2003 to be eligible for inclusion in our proxy materials for that meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met. In addition, the Company’s Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver timely notice thereof. To be timely, a stockholder’s notice of any proposal or nomination must be delivered to the Corporate Secretary of the Company not less then 90 days and not more than 120 days in advance of the first anniversary of the preceding annual meeting of stockholders which, in the case of the 2004 annual meeting of stockholders, would be no earlier than February 11, 2004 and no later than March 12, 2004.

      Other Matters. We know of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, the persons named in the accompanying form of proxy will vote the shares represented thereby on such matters in accordance with their discretion.

      Annual Report. A copy of our 2002 Annual Report to stockholders is being delivered to each stockholder with this Proxy Statement. We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, without charge, to any stockholder who makes a written request to Jeanne Prayther, Secretary, Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, FL 33487.

BY ORDER OF THE BOARD OF DIRECTORS,

JEANNE PRAYTHER
Secretary

April 29, 2003

DALEEN TECHNOLOGIES, INC.
PROXY FOR 2003 ANNUAL MEETING
COMMON STOCK PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Daleen Technologies, Inc.

    The undersigned hereby appoints Jeanne Prayther and Dawn Landry, or either of them, each with full power of substitution, proxies or proxy, to vote as designated on the reverse side of this card, or if not so directed, in accordance with their discretion, all the shares of common stock of Daleen Technologies, Inc. held of record by the undersigned at the close of business on April 18, 2003, at the Annual Meeting of Stockholders to be held on June 10, 2003, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may properly come before such meeting.

    The shares represented by this proxy when properly executed will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1.

    PLEASE MARK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING ☐

(Please date and sign on reverse)

(Continued on reverse side)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1.

    Proposal 1 — Election of the following Nominees as Directors with terms expiring in 2006:

NOMINEES:	JOHN S. MCCARTHY	OFER NEMIROVSKY	DENNIS G. SISCO

FOR all Nominees listed (except as marked to the contrary)  ☐      WITHHELD For all Nominees listed ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.
Dated:

Signature:

Signature if held jointly:
Please date, sign and return in the enclosed envelope.

Note: If shares are held by joint tenants, each should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DALEEN TECHNOLOGIES, INC.
PROXY FOR 2003 ANNUAL MEETING

SERIES F CONVERTIBLE

PREFERRED STOCK PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Daleen Technologies, Inc.

    The undersigned hereby appoints Jeanne Prayther and Dawn Landry, or either of them, each with full power of substitution, proxies or proxy, to vote as designated on the reverse side of this card, or if not so directed, in accordance with their discretion, all the shares of Series F convertible preferred stock of Daleen Technologies, Inc. held of record by the undersigned at the close of business on April 18, 2003, at the Annual Meeting of Stockholders to be held on June 10, 2003, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may properly come before such meeting.

    The shares represented by this proxy when properly executed will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1.

    PLEASE MARK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING ☐

(Please date and sign on reverse)

(Continued on reverse side)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1.

    Proposal 1 — Election of the following Nominees as Directors with terms expiring in 2006:

NOMINEES:	JOHN S. MCCARTHY	OFER NEMIROVSKY	DENNIS G. SISCO

FOR all Nominees listed (except as marked to the contrary) ☐      WITHHELD For all Nominees listed ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.
Dated:

Signature:

Signature if held jointly:
Please date, sign and return in the enclosed envelope.

Note: If shares are held by joint tenants, each should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.